CONTACT: Bruce Zurlnick                     Melissa Myron/Rachel Albert
         Senior Vice President and          Media Contact: Melissa Merrill
         Chief Financial Officer            Financial Dynamics
         Finlay Enterprises, Inc.           (212) 850-5600
         (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

 FINLAY ENTERPRISES REPORTS 10.8% INCREASE IN TOTAL SALES FOR THE FOURTH QUARTER

            FOURTH QUARTER COMPARABLE DEPARTMENT SALES INCREASE 1.5%

NEW YORK, NY, FEBRUARY 2, 2006 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a
leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today that comparable department sales (departments open for the same months during the comparable period) for the fourth quarter ended January 28, 2006 increased 1.5% in its go-forward doors. The go-forward doors exclude the 194 stores that Finlay will no longer operate in the second half of 2006 as a result of Federated's integration plans. Comparable department sales for the fourth quarter including discontinued stores increased 0.8%. Total sales for the fourth quarter increased 10.8% to $421.6 million compared to $380.6 million in the comparable period of fiscal 2004.

Comparable department sales for the fiscal year ended January 28, 2006 increased
0.9%, including only the go-forward doors for the fourth quarter. Comparable department sales for fiscal 2005 including discontinued stores increased 0.7%.
Total sales for fiscal 2005 increased 7.2% to $990.3 million compared to $923.6 million in fiscal 2004.

The Company currently expects to report full financial results on March 7, 2006.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States. The number of locations at the end of fiscal 2005 totaled 1,008, including 32 Carlyle specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.

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